Exhibit 1.1

                     NETWORK INSTALLATION AGREEMENT BETWEEN
                 SAT-NET COMMUNICATIONS, INC. AND SIRICOMM, INC.

         This Agreement entered into this 7 day of February , 2005 between Sat-Net Communications, Inc. ("Sat Net"), an Oklahoma corporate having its principal place of business located at 5000 Legacy Drive, Suite 470, Plano, Texas 75024 and SiriCOMM, Inc. ("SiriCOMM"), a Delaware corporation having its principal place of business located at 2900 Davis Boulevard, Suite 130, Joplin, Missouri 64804.

         WHEREAS, SiriCOMM is in the process developing a broadband wireless network infrastructure for the commercial transportation industry market that, when developed, will allow users to connect to the SiriCOMM network through wireless transmission and receiving equipment installed in strategic locations that will include, but not be limited to, truck stops and weigh stations;

         WHEREAS, Sat-Net desires to assist SiriCOMM in development and installation of its broadband wireless network infrastructure;

         NOW THEREFORE, for and in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Term. The "Initial Term" shall begin on the date hereof, (the "Effective Date"), and end upon the completion of sixty (60) months. The Agreement will be automatically extended ("Extended Term") on a year to year basis upon the expiration of the Initial Term, unless either party has delivered written notice of its intent to terminate the Agreement at least ninety (90) days prior to the end of the Initial Term. Either party may terminate this Agreement during the Extended Term upon sixty (60) days prior written notice: Term shall mean the Initial Term and the Extended Term.

2. Duties of Sat-Net. Sat-Net agrees to perform all work hereunder in a manner consistent with reasonable construction standards and any damage caused to property shall be the responsibility of Sat-Net. Sat-Net also agrees to perform all work in such a way as to minimize interference with the operation of the Locations. Sat-Net will implement a best practices policy designed to prevent and/or mitigate interference with any other wireless service, computer network or any other service used by the Locations or their customers. Sat-Net shall provide the following:

         2.1 Sat-Net will provide and install V SAT/802.11 terminals at up to * truck-stop locations (the "Locations") at a turnkey price of $* per site and in accordance with the provisions of paragraph 3. Any freight charges needed to deliver the Equipment to the various sites shall be borne by SiriCOMM. Subsequent installations for sites based on the same criteria will be completed at a turnkey price not to exceed *% over the $*.

         If the cost to Sat-Net exceeds the subsequent installation turnkey price, it is understood that SiriCOMM and Sat-Net will negotiate in good faith to pay for the cost overrun. In the event of change orders, the turnkey price will be adjusted accordingly so long as both Parties agree in writing upon such changes.

          2.2 SiriCOMM will provide support for the access points including the 2.4-GHz and 915-MHz Radio and the Remote Server located at the prescribed locations so long as they are within the confines of the Continental U.S. Support shall include problems that occur due to hardware or software failures.

           2.3 Sat Net has assisted SiriCOMM in reaching an agreement with a satellite provider for necessary bandwidth. SiriCOMM will be responsible for satellite carrier transponder access at its sole expense.

          2.4 Sat-Net has provided to SiriCOMM a sufficient number of complete terminal units and sufficient hardware and satellite service in order for SiriCOMM to conduct reasonable testing of the wireless network infrastructure. SiriCOMM may at its option return said equipment to Sat-Net upon completion of its testing, or pay Sat-Net for equipment.

         2.5 Sat-Net shall use reasonable efforts to have each Location built, installed and operational within ninety (90) days of the date SiriCOMM orders an installation.

         2.6 SUBCONTRACTORS. Subject to the limitation contained in Section 9, Sat-Net may subcontract its performance of the Services to one or more Subcontractors. Prior to performing any Services, each Subcontractor must be fully trained by Sat-Net as required to perform Service.

         2.7 Sat-Net shall install the access points in such manner as to provide sufficient wireless access from all areas within the truck parking area. Sufficient wireless access shall be defined as providing adequate signal strength between client computer and the access point as to support data exchange with minimal packet loss.

         2.8 Sat-Net shall invoice SiriCOMM monthly for all charges under this Agreement. All invoices will be payable within thirty (30) days of receipt of invoice. Delinquent payments are subject to a late payment charge at the annualized rate of Prime Plus Four (4) computed monthly, or portion thereof, of the amount due but not to exceed the maximum lawful rate. In the event Idling Solutions, LLC shall fail to pay SiriCOMM any amount due unless it is disputed under this Agreement, for forty (40) days, SiriCOMM, in addition to charging applicable delinquency fees, may discontinue providing services to Idling Solutions upon seven (7) days prior written notice.

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3. Infrastructure. SiriCOMM shall be responsible for acquiring Locations for installation, all at its sole expense. Components to be provided and installed by Sat-Net at each Location shall include: a two-way VSAT dish with receiver/transmitter, satellite router, server, wireless local area network
(WLAN) access points, and wiring. The configuration of said equipment shall be agreed to prior to manufacturing and installation.

4. Equipment Ownership. Sat-Net acknowledges that the Equipment, except for the 915-MHz radio installed in the SiriCOMM access point per section 4.1, shall at all times remain the property of SiriCOMM and agrees not to adjust, operate, modify, move, or affect in any way the Equipment without prior written approval from SiriCOMM.

         4.1 CUSTOMER-PROVIDED EQUIPMENT. SiriCOMM grants to Sat-Net the right to install certain Customer-provided communications equipment upon installation of Service; unless otherwise agreed by Sat-Net in writing, SiriCOMM shall thereafter be responsible for the operation or maintenance of such equipment and Sat-Net shall at all times maintain ownership of such customer-provided equipment.

         4.2 REMOVAL OF EQUIPMENT. SiriCOMM agrees upon twenty-four (24) hours written notice to allow Sat-Net to remove al Sat-Net-owned equipment form the
Premises:

                  (a) After termination, interruption or suspension of the Service in connection with which the equipment was used;

                  (b) For repair, replacement or otherwise as Sat-Net may determine is necessary or desirable; and (c) Sat-Net shall provide to SiriCOMM first right of refusal to purchase any equipment that is to be removed.

         4.3 Customer-provided Equipment Warranty. SiriCOMM provides no warranty for any Customer-provided equipment. Sat-Net is solely responsible for any Customer-provided equipment hardware or customer-developed software failures.

5. Operations. SiriCOMM will be responsible for the activities of the Network Operations Center (NOC) at its sole expense. The NOC activities shall include 24/7 monitoring of service, network maintenance, and customer service center.

         6.1 Representations and Warranties of Sat-Net. Service Levels. Sat-Net warrants that it is experienced in the work and services to be provided herein, possesses the skills and resources to complete the construction of and installation of the Equipment and to provide the services. All work shall be performed in a good and workmanlike manner by qualified, careful and efficient workers in accordance with this Agreement, in reasonable conformity with the best standard practices and in a manner protective of its employees, the public and the environment.

         6.2 Sat Net, will warrant the equipment supplied to SiriCOMM to be free from material defects. This warranty is for a period of ninety (90) days from the original date of installation commissioning at each location. The parties agree that commissioning shall be upon which time as the AP and Server are initially sending data over the satellite network. Defects in installation workmanship or product design will be covered for the life of the product. Sat-Net does not warrant fitness for purpose in any specific application, nor does the warranty cover misuse, abuse, or damage due to power sources, lightning, or other acts of nature. Sat-Net's sole

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liability is to repair, replace, or refund at Sat Net's option. There shall be no further warranty expressed or implied. 7. Additional Consideration to Sat-Net. In addition to the foregoing cash consideration, SiriCOMM shall provide Sat-Net additional equity consideration as set forth below, to be delivered at such time as the wireless network infrastructure contemplated herein has been installed and is operational. As defined below in Paragraph 7.3.

         7.1 SiriCOMM will issue to Sat-Net 2,000,000 shares of its common stock. So long as such shares are not freely tradable, Sat-Net will be entitled to unlimited "piggyback" registration rights on registrations of SiriCOMM shares. The usual and customary registration expenses shall be borne by SiriCOMM. In the event SiriCOMM registers all or part of the 2,000,000 shares, Sat-Net agrees to enter into an agreement with SiriCOMM that will restrict Sat-Net from selling more than 100,000 shares of SiriCOMM's common stock in any given 30-day period. Sat-Net shall be limited to all SEC rules that govern any such sales. The registration rights and the restriction agreement, if any, will terminate when all shares can be sold in any three-month period under the SEC's Rule 144.

         7.2 SiriCOMM will grant to Sat-Net 1,000,000 warrants to purchase common stock. The warrants will have a 3-year life and will be exercisable at a $2.00 per share price. The warrants will not be exercisable until they have vested, which will occur at the rate of 2,500 warrants per truck-stop location installation completed each month; provided, however, that the vesting with respect to the first 250 locations will be deemed to occur when the wireless infrastructure is "network operational".

         7.3 For purposes of this provision, "installed and operational: shall mean such time as Sat-Net is able to demonstrate data being transmitted from the terrestrial link back to SiriCOMM or the Internet via a satellite network utilizing such number of truck stop locations (*) as SiriCOMM schedules for installation in the first forty-five (45) days from the signing of the Memorandum of Understanding dated February 11, 2004. Said Memorandum of Understanding shall be attached as Exhibit A.

8. Termination For Cause. Any party may terminate this Agreement for Cause. "Cause" shall mean a breach by another party of any material provision of this Agreement, provided that written notice of the breach has been given to the breaching party, and the breach has not been cured within thirty (30) days after delivery of such notice.

9. Confidential Information. Commencing on the Effective Date and continuing for a period of three (3) years from the termination of this Agreement, each party shall protect as confidential, and shall not disclose to any third party, any Confidential Information received by the disclosing party or otherwise discovered by the receiving party during the term of this Agreement, including, but not limited to, the pricing and terms of this Agreement, and any information relating to the disclosing party's technology, business affairs, and marketing or sales plans (collectively the "Confidential Information"). The parties shall use Confidential Information only for the purpose of this Agreement. The foregoing restrictions on use and

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disclosure of Confidential Information do not apply to Information that: (a) is in the possession of the receiving party at the time of its disclosure and is not otherwise subject to obligations of confidentiality: (b) is or becomes publicly known, through no wrongful act or omission of the receiving party; (c) is received without restriction from a third party free to disclose it without obligation to the disclosing party; (d) is developed independently by the receiving party without reference to the Confidential Information or (e) is required to be disclosed by law, regulation, or court or governmental order.

10. Assignment. No party may assign this Agreement or any of its rights hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld.

11. Service Marks, Trademarks and Publicity. No party shall: (a) use any service mark or trademark of another party; or (b) refer to another party in connection with any advertising, promotion, press release or publication unless it obtains the other party's prior written approval.

12. Notice. All notice hereunder shall be in writing and either transmitted via overnight courier, electronic mail, hand delivery or certified or registered mail, postage prepaid and return receipt requested to the parties at the addresses provided on page 1. Notices will be deemed to have been given when received.

13. Entire Agreement. This Agreement (and any Attachments and other documents incorporated herein by reference) constitutes the entire agreement between the parties with respect to its subject matter and supersedes all other representations, understandings or agreements that are not expressed herein, whether oral or written. Except as otherwise set forth herein, no amendment to this Agreement shall be valid unless in writing and signed by all parties.

14. Dispute Resolution. Any dispute or claim in law or equity arising out of this Agreement shall be decided by binding arbitration held in and in accordance with the applicable rules of the American Arbitration Association, and shall be heard in the city where the respondent party has its principal place of business or as near thereto as is practicable. Judgment upon any award rendered may be entered in any court having jurisdiction. The parties shall have the right of discovery in accordance with the laws of the state wherein such arbitration is to be heard. The filing of a judicial action to enable the recording of a notice pending action, for order of attachment, receivership, injunction or other provisional remedies, shall not constitute waiver of the right to arbitrate under this provision. Should either party seek to enforce the provision of this memorandum or any arbitration award against the other, the prevailing party shall be entitled to an award of reasonable attorney's fees, arbitration filing and forum costs and court costs incurred.

15. Warranties. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AND SAT-NET MAKES NO REPRESENTATIONS OR WARRANTIES REGARDING THE EQUIPMENT, INCLUDING BUT NOT LIMITED TO AN IMPLIED

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WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. No party will be liable to another party for any indirect, special, punitive or consequential damages, including but not limited to damages based on loss of service, revenue, profits or business opportunities.

16. Indemnities. Sat-Net shall repair any damage to the Locations caused by Sat-Net, its employees, or its agents. Sat-Net shall hold harmless and indemnify SiriCOMM from and against any and all losses or damages (including reasonable attorneys' fees) arising from or with respect to its installation or removal of the equipment, except to the extent caused by negligent or intentional acts or omissions, of SiriCOMM or its agents or its employees. SiriCOMM shall hold harmless and indemnify Sat-Net from and against any and all losses or damages (including reasonable attorneys' fees) arising from or with respect to SiriCOMM's negligent or intentional acts or omissions, including those of SiriCOMM's agents or employees. The indemnity obligations of the parties shall survive any expiration or earlier termination of this Agreement.

17. Successors and Assigns. The benefits and obligations of this Agreement shall inure to and be binding upon the successors, assigns, heirs, and personal representative of the parties.

18. Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

19. Severability. The parties acknowledge and agree that their respective interests, rights and obligations under this Agreement are mutually dependent and are all part of a single, integrated transaction which is not and shall not be severable in any respect or circumstance. If, however, any portion of the Agreement should ever be declared invalid for any reason, such invalidity shall not affect the remaining provisions of the Agreement.

20. Headings. The section headings contained in this Agreement are for convenience only and shall not enlarge or limit the scope or meaning of the various and several sections hereof. Words in the singular number shall be held to include the plural, unless the context otherwise requires.


         In Witness Whereof, the parties have executed this Agreement through their duly authorized representatives as of the date first written above.


Sat-Net Communications, Inc.

By: /s/ Henry Burkhalter
   ---------------------------------
Name:  Henry Burkhalter
Title:   President


SiriCOMM, Inc.

By:  /s/ Henry P. Hoffman
   ---------------------------------
Title: President